Exhibit 3.52
RESTATED CERTIFICATE OF INCORPORATION
OF
EDUCARE COMMUNITY LIVING CORPORATION – AMERICA
     EduCare Community Living Corporation — America, a corporation organized and existing under the laws or the State Of Delaware, hereby certifies as follows:
     1. The name of the Corporation is EduCare Community Living Corporation — America and the name under which the Corporation was originally incorporated was National Healthcare Services, Inc.
     The date of filing of its original certificate of Incorporation with the Secretary of State was August 27, 1987.
     2. This Restated Certificate of Incorporation restates, integrates and further amends the Certificate of Incorporation to read as herein set forth in full:
ARTICLE ONE
NAME
     The, name of the Corporation is EduCare Community Living Corporation.
ARTICLE TWO
REGISTERED OFFICE AND AGENT
     The registered office of the Corporation in the State of Delaware is to be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. Its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE
PURPOSE
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Act”).
ARTICLE FOUR
CAPITALIZATION AND VOTING
     Section 1. The aggregate number of Shares of Capital Stock which the Corporation shall have authority to issue is ten million, three hundred thousand (10,300,000) consisting of:
     (1) One class of Ten Million Shares of Common Stock, $0.001 par value per share; and
     (ii) One class of Three Hundred Thousand Shares of Preferred Stock, $0.001 par value per share consisting of two series as follows:
     (a) The 1988 Series Preferred Stock consisting of 200,000 shares shall have the following rights and preferences: (i) each holder shall be entitled to ten votes for each share held in his name on the books of the Corporation; (ii) each share may be converted into Common Stock at the option of the holder on a one-for-one basis at any time subsequent to January 31,1995.
     (b) The 1991 Series Preferred Stock consisting of 100,000 shares shall have the following rights and preferences; (i) each holder shall be entitled to ten votes for each share held in his name on the books of the Corporation; (ii) each share may be converted into Common Stock at the option of the holder on a one-for-one basis at any time subsequent to January 31, 2001.

     Section 2. The conversion ratio for the 1988 Series Preferred Stock and the 1991 Series Preferred Stock shall be subject to adjustment from time to time as follows: In case the Corporation shall at any time subdivide the outstanding shares of Common Stock, or shall issue a stock dividend on its outstanding Common Stock, the conversion ratio in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately adjusted to give effect to such transaction, and in case the Corporation shall at any time combine the outstanding shares of Common Stock, the conversion ratio in effect immediately prior to such combination shall be proportionately adjusted to give effect to such transaction, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.
     Section 3. No holder of shares of Capital Stock of the Corporation shall, as such holder, have any right to purchase or subscribe for any Capital Stack of any class which the Corporation may issue or sell, whether or not exchangeable for any Capital Stock of the Corporation of any class or gasses, whether issued out of unissued shares authorized by this Restated Certificate of Incorporation as originally filed or by any amendment thereof, or out of shares of Capital Stock of the Corporation acquired by it after the issue thereof; nor shall any holder of shares of Capital Stock of the Corporation, as such holder, have any right to purchase, acquire or subscribe for any securities which the Corporation may issue or sell whether or not convertible into or exchangeable for shares of Capital Stock of the Corporation of any class or classes, and whether or not any such securities have attached or appurtenant thereto warrants, options or other Instruments which entitle the holders thereof to purchase, acquire or subscribe for shares of Capital Stock of any dam or classes.
     Section 4. In the exercise of voting privileges, each holder of shares of the Common Stock of the Corporation shall be entitled to one (l) vote for each share held in his name on the books of the Corporation, and each holder of the 1988 Series Preferred Stock and the 1991 Series Preferred Stock of the Corporation shall have ten (10) votes for each share held in his name on the books of the Corporation with all such shares voting as a single class unless otherwise required by law. In all elections of the Corporation, cumulative voting is expressly prohibited. With respect to any action to be taken by the stockholders of the Corporation as to any matter, the affirmative vote of the holders of shares of Capital Stock representing a majority of the votes entitled to vote thereon and represented in person or by proxy at a meeting of the stockholders at which a quorum is present shall be sufficient to authorize, affirm, ratify or consent to such action, provided, however, not withstanding the foregoing, at any meeting duly called and held for the election of directors at which a quorum is prow t, directors shall be elected by a plurality of the votes cast by the holders of shares of Capital Stock of the Corporation entitled to vote thereon and represented in person or by proxy. Any action required by the Act to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in wrung, setting forth the action so taken, shall be signed by the holder or holders of shares of Capital Stock represents a majority of the votes entitled to vote thereon and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or ant of the Corporation having custody of the Corporation’s minute book, Prompt notice of the action so taken without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.
     Section 5. The board of Directors shall have the power and. authority at any time and from tines to time to issue, sell, or otherwise dispose of any authorized and unissued shares of any class of stock of the Corporation to such persons or parties, including the holders of any class of stock, for such consideration (not less than Par value, if any, thereof) and upon such terms and conditions as the Board of Directors in its discretion may deem for the best interests of the Corporation.
     Section 6. The Common Stock is subject and subordinate to any and all rights, privileges, preferences, and priorities of the 1988 Series Preferred Stock and the 1991 Series Preferred Stock of the Corporation as set forth in this Article Four. All shares of Common Stock shall be of equal rank and shall be identical in all respects,
     Section 7. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, the remaining net assets of the Corporation shall be divided and distributed among the holders of the Capital Stock based on the ratio that the number of shares of Capital Stock owned by each such holder beam k the aggregate number of issued and outstanding shares of Capital Stock.
     Section 8. The holders of Common Stock and Preferred Stock shall be entitled to receive, on a share-for-share basis, treating for dividend purposes all issued and outstanding shares of Common Stock and Preferred Stock as a single class, such dividends as may be declared from time to time by the Board of Directors.
     Section 9. The shares of Common Stock and Preferred Stock shall not be subject to redemption by the Corporation.

ARTICLE FIVE
BYLAWS
     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, but subject to the provisions of this Restated Certificate of Incorporation, the Board of Dirge is authorized to make, alter, amend or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the Board of Directors tin in office. The Bylaws of the Corporation may be amended, altered, or repealed by the stockholders of the Corporation only upon the affirmative vote of the holders of shares of Capital Stock representing a majority of the votes entitled to be cast thereon.
ARTICLE SIX
DIRECTORS
     Section 1 . Election of directors need lot be by written ballot.
     Section 2. So long as at least awe of the directors of the Corporation continues to serve as a director of the Corporation, any vacancy on the Corporation’s Board of Directors shall be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining doctor and shall not be filled by a vote of the stockholders of the Corporation unless there are no directors in office, in which case an election of directors shall be held in the manner provided by the Act.
     Section 3. The number of directors constituting the rd of Directors shall be fixed as specified in the Bylaws of the Corporation, but shall not be less than one nor more than seven.
     Section 4. At each annual meeting of stockholders, directors shall be elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier death, resignation, removal, or retirement. Any director elected or appointed to fill a vacancy shall hold office for the remaining term to which such person is entitled. No decrease in the number of directors constituting the Board of Directors shall shorter the term of any incumbent director.
     Section 5. Any director or the entire board of Directors may be removed for or without cause upon the affirmative vote of the holders of shares Capital Stock representing a majority of the votes entitled to be cast at an election of directors; however, any such removal is subject to further restrictions, not inconsistent with this Article, as may be contained in the Bylaws.
ARTICLE SEVEN
SPECIAL MEETINGS OF STOCKHOLDERS
     Special meetings of the stockholders of the Corporation may be called by the Chairman of the Board, the President or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, upon not less than 10 nor more than 60 days’ written notice.
ARTICLE EIGHT
PERIOD OF DURATION
     The Corporation shall have perpetual existence.

ARTICLE NINE
RESERVATION OF RIGHTS
     The Corporation reserves the right to anted, alter, change or repeal any provision contained in this Restated Certification of Incorporation or in its Bylaws In the manner now or hereafter prescribed by the Act or this Restated Certificate of Incorporation, and all rights conferred on stockholders herein are granted subject to this reservation.
ARTICLE TEN
TRANSACTIONS WITH INTERESTED PARTIES
     No contract or other transaction between the Corporation and any other corporation and no other acts of the Corporation with relation to any other corporation shall, in the absence of fraud, in any way be invalidated or otherwise affected by the fact that any one or more of the directors or officers of the Corporation are pecuniarily or otherwise interested in, or are directors or officers of such other corporation. Any director or officer of the Corporation individually, or any firm or association of which any director or officer may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, provided that the fact that he individually or as a member of such firm or association is such a party or is so interned shall be disclosed or shall have been known to the board of directors at which action upon any such contract or transaction shall be taken; and any director of the Corporation who is also a director or officer of such other corporation at who is such a party or so interested may be counted in determining the existence of a quorum at any meeting of the board of directors which shall authorize any such contract or transaction and may vote thereat to authorize any such contract or transaction, with like force and affect as if he were not such a director or officer of such other Corporation or not so interested. Any director of the Corporation may vote upon any contract or any other transaction between the Corporation and any subsidiary or affiliated corporation without regard to the fact that he is also a director or officer of such subsidiary or dated corporation.
     Any contract, transaction, act of the Corporation or of the directors, which shall be ratified at any annual meeting of the stockholders of the Corporation, or at any special meeting of the stockholders of the Corporation, or at any special meeting called for such purpose, shall, insofar as permitted by law, be as valid and as binding as though ratified by every stockholder of the Corporation; provided, however, that any failure of the stockholders to approve or ratify any such contract, transaction or act, when and if submitted, shall not be deemed in any way to invalidate the same or deprive the Corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.
Subject to any express agreement which nary from time to time be in effect, any stockholder, director or officer of that Corporation may carry on and conduct in his own right and for his own personal account, or as a partner in any partnership, or as a joint venturer in any joint venture, or as a trustee of any trust, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business which competes with the business of the Corporation and shall be free in all such capacities to make investments in any kind of property in which the Corporation may make investments,

ARTICLE ELEVEN
CAPTIONS
     The captions used in this Restated Certificate of Incorporation are for convenience only and shall not be construed in interpreting the provisions hereof.
ARTICLE TWELVE
STOCKHOLDER MEETINGS AND COMPANY BOOKS
     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation May be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
ARTICLE THIRTEEN
ARRANGEMENT WITH CREDITORS
     Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any lass of them or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction in the State of Delaware may, on the application of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution pursuant to Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourth in value of the creditors or class of creditors, or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shaft, if sanctioned by the court to which the said application has been made, be minding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
ARTICLE FOURTEEN
INDEMNIFICATION
     Section 1. No former, future, or current director of the Corporation shall be liable to the Corporation, or its stockholders, or any other director or third party, for monetary damages for breach of his or her fiduciary duty as a director; provided, that this Section shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the feral Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. It is the intent of the Corporation to exempt the persons referred to in this Section I from personal liability to the fullest extent permitted by law.
     Section 2. The Corporation shall indemnify proposed director or officer of the Corporation, or any person who may have served at its request as a director or officer (or in a similar capacity) of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan, against reasonable expenses (including attorneys’ fees), damages, fines, penalties, judgments, amounts paid in settlement, and other liabilities actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit, or proceeding or appeals therefrom, whether civil, criminal, administrative, or investigative, to which he or she may be made a party or in which he or she may become involved by reason of his or her being or having been or having agreed to be such a director or officer (whether or not involving action in his or her official capacity as a director or officer) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to expect his or her conduct was unlawful; provided, however, no indemnification shall be made under this Section 2 in respect of any claim, issue, or mat w as to which such person shall have been adjudged to be liable for gross negligence or reckless or willful, misconduct in the performance of his or her duty to the Corporation, unless and only to the extent that a court of appropriate jurisdiction shall determine upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.
     Section 3. Indemnification as provided above (unless ordered by a court of appropriate jurisdiction) shall be made by the Corporation unless a determination is made in a specific case that it indemnification of the director or officer is not proper in the circumstances because he or she is guilty of gross negligence or recklessness or willful misconduct in the performance of his or her duties to the Corporation. Such determination shall be made (a) by the Board of Directors by a majority, vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or (b) if such a quorum cannot be obtained, then by a majority vote of the full board (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to such proceedings; or (c) by special legal counsel, selected by the Board of Directors or a committee thereof by vote as set forth in clauses

(a) or (b) of this Section 3 or, if the requisite quorum of the full board cannot be obtained therefor and such committee cannot be established, by a majority vote of the full board (in which selection directors who are parties may participate); or (d) by the stockholders; provided, however, that no such determination shall be made in the situation where a director, officer, employee, or agent of the Corporation has been successful an the merits or otherwise in defense of any action, suit, or proceeding referred to in Section 2 of this Article Fourteen, or in defense of any claim, issue, or matter therein. In the event a determination is made under this Section 3 that the director or officer has not met the applicable standard of conduct as to some matters but no such determination has been made as to others, amounts to be indemnified may be reasonably prorated.
     Section 4. Expenses incurred in appearing at, participating in, or defending any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding within 30 days of receipt by the Corporation of (a) a written affirmation by the Director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Corporation as authorized in this Article Fourteen and (b) a written undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article Fourteen, unless and until a determination is made in the matt specified by Section 3 of this Article Fourteen that the information then known to those making the determination (without undertaking further investigation for purposes thereof) establishes that indemnification would not be permissible under Section 2 of this Article Fourteen.

     Section 5. It is the intent of .the Corporation to indemnify the persons referred to in this Article Fourteen to the fullest extent permitted by law. The indemnification provided by this Article Fourteen shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise,. or under any policy or policies of insurance purchased and maintained by the Corporation on behalf of any such director or officer, both as to action in his or her official capacity and as to action in another capacity while holding such office.
     Section 6. The exemption from personal liability and indemnification provided by this Article Fourteen shall be subject to all valid and applicable laws, and, in the event this Article Fourteen or any of the provisions hereof or the exemption from personal liability or the indemnification contemplated hereby are found to be inconsistent with or contrary to any such valid laws, the latter shall be deemed to control and this Article Fourteen shall be regarded as modified accordingly, and, as so modified, to continue in full force and effect.
     Section 7. The indemnification and advancement of expenses provided by, or granted pursuant to, the other paragraphs of this Article fourteen shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, or under any policy or policies of insurance purchased and maintained by the Corporation on behalf of any such directs or officer, both as to action in his official capacity and as to a in another capacity while holding such office.
     Section 8. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation,

or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article Fourteen.
     Section 9. For purposes of this Article Fourteen, references to “the Corporation” shall include, in addition to the resulting Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, of its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article Fourteen with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.
     Section 10. For purposes of this Article Fourteen, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the inn t of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article Fourteen.
     Section 11. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Fourteen shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     3. This Restated Certificate of incorporation was duly adopted by written consent of the stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and written notice of the adoption of this Related Certificate of Incorporation has been given as provided by Section 728 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.
     IN WITNESS WHEREOF, said EduCare Community Living Corporation-.America (pursuant to this Restated of Incorporation renamed EduCare Community Living Corporation) has caused this Certificate to be signed by Richard D. Relyea, its President and attested by Dennis C. Henegar, its Secretary, this ____ day of ____. 1992.

By:	/s/ Richard D. Relyea

Richard D. Relyea
ATTEST:

By:	/s/ Dennis C. Henegar Dennis C. Henegar, Secretary